Exhibit 99

Trico Marine Reports First Quarter 2003 Results

HOUSTON, May 6 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (Nasdaq: TMAR) today reported a net loss for the quarter ended March 31, 2003, of $13.5 million, or $(0.37) per share (diluted), on revenues of $29.0 million, compared to a net loss of $4.8 million, or $(0.13) per share (diluted), on revenues of $32.1 million for the first quarter of 2002.

The decline in revenues for the first quarter of 2003 was due to lower average day rates and utilization for some of the Company's vessel classes compared to the first quarter 2002. Supply boat day rates for the Gulf of Mexico averaged $5,277 for the quarter, compared to $6,050 for the first quarter 2002. The utilization rate for Gulf of Mexico supply boats was 47% for the first quarter 2003, compared to 53% for the year-ago period. Average day rates for the North Sea fleet were $10,459 for the most recent quarter, compared to $10,443 for the first quarter 2002. Utilization of the North Sea vessels was 80% in the most recent quarter, compared to 89% in the first quarter 2002.

Dayrates for the crew and line-handling vessels averaged $2,762 for the first quarter 2003, compared to $2,729 for the first quarter 2002. Utilization in the first quarter of 2003 for the crew and line-handlers averaged 68% compared to 67% in the first quarter 2002.

The Company reported its vessel operating expenses increased 6.1% to $20.5 million for the first quarter of 2003, compared to $19.3 million for the 2002 quarter, as a result of the addition of two new platform supply vessels and two new crew boats in the last half of 2002, and higher North Sea labor costs attributable principally to the strengthening of the Norwegian Kroner against the dollar. These increases in costs were offset in part by reduced U.S. vessel labor costs. Interest expense increased to $7.9 million during the first quarter of 2003, compared to $6.1 million in the 2002 first quarter, due to the additional borrowings associated with the construction of the two new North Sea platform supply vessels completed in 2002, additional borrowings and interest costs associated with the refinancing of the senior notes and the strengthening of the Norwegian Kroner against the dollar.

"The most significant factors in our first quarter results were the seasonal downturn in activity in the North Sea market, which adversely affected utilization, and the decline in the rig count in the U.S. Gulf," said Thomas E. Fairley, Trico's President and Chief Executive Officer. "Due to the weak market conditions in the first quarter, we chose to dry dock two vessels in our North Sea fleet early which also affected our utilization. Since the first quarter, we have seen improvement in North Sea utilization and dayrates."

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission filings.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except share and per share amounts)
	Three months Ended March 31,
	2003	2002
Revenues:	$29,011	$32,108
Operating expenses:
Direct vessel operating expenses
and other	20,529	19,340
General and administrative	3,805	3,534
Loss (gain) on sale of assets, net	(483)	(508)
Amortization of marine inspection costs	2,357	2,690
Depreciation and amortization expense	8,524	7,396
	34,732	32,452
Operating income (loss)	(5,721)	(344)
Amortization of deferred financing costs	227	348
Interest expense	7,858	6,067
Other expense, net	808	488
Loss before taxes	(14,614)	(7,247)
Income tax expense (benefit)	(1,143)	(2,454)
Net loss	$(13,471)	$(4,793)
Basic and Diluted loss per common share:
Net loss	(0.37)	(0.13)
Average common shares outstanding	36,272,335	36,254,335
Shareholder's Equity	$267,150	$290,207
Average Day Rates:
Supply (Gulf Class)	$5,277	$6,050
Supply /Anchor Handling (N. Sea)	10,459	10,443
Crew/line handling	2,762	2,729
Utilization:
Supply (Gulf Class)	47%	53%
Supply /Anchor Handling (N. Sea)	80%	89%
Crew/line handling	68%	67%
Average no. of Vessels:
Supply (Gulf Class)	48.0	48.0
Supply/Anchor Handling (N. Sea)	20.0	18.0
Crew/line handling	17.7	19.3